 Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NAVIDEA BIOPHARMACEUTICALS, INC.

(as corrected February 18, 1994, and as amended June 27, 1994,
 July 25, 1995, June 3, 1996, March 17, 1999, May 9, 2000, June 13, 2003, July 29, 2004, June 22, 2005, November 20, 2006, December 26, 2007, April 30 2009, July 27, 2009, August 2, 2010, January 5, 2012, and June 26, 2013)

(Article One was amended to change the Company’s legal name to “Navidea Biopharmaceuticals, Inc.” pursuant to the filing on December 16, 2011, of a Certificate of Ownership in Delaware to effect a merger of the Company’s wholly owned subsidiary, Neoprobe Name Change, Inc., with and into the Company on January 5, 2012, at 12:01 a.m. eastern time. Pursuant to Section 253 of the General Corporation Law of Delaware, the merger had the effect of amending the Company’s Amended and Restated Certificate of Incorporation to reflect the new legal name of the Company)

ARTICLE ONE

The name of the corporation is Navidea Biopharmaceuticals, Inc.

ARTICLE TWO

The address of the corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

(Article Four was amended to increase the total number of authorized shares from 22,000,000 to 55,000,000 , the total number of shares of Common Stock from 20,000,000 to 50,000,000 and the total number of shares of Preferred Stock from 2,000,000 to 5,000,000 by a resolution duly adopted by the Board of Directors on March 3, 1994 and duly adopted by the stockholders on May 26, 1994. It was again amended to increase the number of authorized shares to 80,000,000, consisting of 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, by resolution duly adopted by the Board of Directors on April 15, 2003, and duly adopted by the stockholders on June 12, 2003.  It was further amended to increase the number of authorized shares to 105,000,000, consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, by resolution duly adopted by the Board of Directors on April 16, 2004, and duly adopted by the stockholders on July 27, 2004.   Article Four was again amended to increase the number of authorized shares to 155,000,000, consisting of 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, by resolution duly adopted by the Board of Directors on March 15, 2005, and duly adopted by the Stockholders on June 13, 2005, and was further amended to increase the number of authorized shares to 205,000,000, consisting of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, by resolution duly adopted by the Board of Directors on May 12, 2010, and duly adopted by the Stockholders on July 16, 2010.

ARTICLE FOUR

4.1  Authorized Shares.  The total number of shares of capital stock which the Corporation has authority to issue is 205,000,000 shares, consisting of:

(a)  200,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock");

(b)  5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

4.2  Common Stock.

(a)  Subject to such voting rights of any other class or series of securities as may be granted from time to time pursuant to this certificate of incorporation, any amendment thereto, or the provisions of the laws of the State of Delaware governing corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.

(b)  Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the board of directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the board of directors.

(c)  Subject to such rights of any other class or series of securities as may be granted from time to time, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities, or other consideration) of all or substantially all the assets of the Corporation, shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Corporation.

4.3  Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation is hereby authorized to determine and alter all rights, preferences, and privileges and qualifications, limitations, and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIVE

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

ARTICLE SIX

Action shall be taken by the stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may not act by written consent. Special meetings of the Corporation may be called only as provided in the by-laws.

ARTICLE SEVEN

Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. The board of directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the Corporation except as conferred by the laws of the State of Delaware or as authorized by the board of directors.

(Article Eight was amended in its entirety by a resolution duly adopted by the Board of Directors on January 18, 1996 and duly adopted by the stockholders at the Annual Meeting of Stockholders held on May 30, 1996).

ARTICLE EIGHT

Notwithstanding any other provision set forth in the Certificate of Incorporation of the Corporation or its  By-laws, the board of directors shall be divided into three classes; the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after the initial classification of the board of directors and election of directors to such classes, directors shall be chosen for a full term of three years, as the case may be, to succeed those whose terms expire. The total number of directors constituting the full board of directors and the number of directors in each class shall be fixed by, or in the manner provided in the by-laws, but the total number of directors shall not exceed seventeen (17) nor shall the number of directors in any class exceed six (6). Subject to the foregoing, the classes of directors need not have the same number of members. No reduction in the total number of directors or in the number of directors in any class shall be effective to remove any director or to reduce the term of any director. If the board of directors increases the number of directors in a class, it may fill the vacancy created thereby for the full remaining term of a director in that class even though such term may extend beyond the next annual election. The board of directors may fill any vacancy occurring for any other reason for the full remaining term of the director whose death, resignation or removal caused the vacancy, even though such term may extend beyond the next annual election.

ARTICLE NINE

(a)  The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, indemnify all persons whom it may indemnify pursuant hereto.

(b)  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable for the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director. The modification or repeal of this Article Nine shall not affect the restriction hereunder of a director's personal liability for any breach, act, or omission occurring prior to such modification or repeal.

ARTICLE TEN

The Corporation is to have perpetual existence.

* * *

(A Certificate of Correction was filed to correct a failure to set forth in the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1992, the following resolutions duly adopted by the Board and duly approved by the stockholders):

WHEREAS, the Board of Directors of the Corporation deems it to be advisable and in the best interests of the Corporation that the Corporation effectuates a reverse split of its common stock, par value $0.001 per share (the "Common Stock"), to cause the total number of issued and outstanding shares of Common Stock to be 5,162,762 prior to a contemplated public offering of the securities of the Corporation; it is therefore:

RESOLVED, that, subject to approval by the Corporation's stockholders, there is hereby declared a one-for-two reverse split of the issued and outstanding shares of Common Stock, effective immediately prior to the effective time of the contemplated public offering (the "Conversion Time"), pursuant to which each issued and outstanding share of Common Stock shall automatically be converted into one-half of the one share of Common Stock, and each stockholder of record at the Conversion Time shall receive one or more certificates representing the number of fully-paid and nonassessable shares of Common Stock equal to the number of shares held after the Conversion Time as a result of the foregoing reverse split;

RESOLVED, FURTHER, that the shares of Common Stock that cease to be outstanding as a result of the reverse stock split shall be authorized but unissued shares;

RESOLVED, FURTHER, that fractions of a share existing after the reverse stock split shall not be issued to the stockholders, and that such fractions shall be paid in cash at their pro rata fair value, which the Board of Directors hereby determines, after due consideration, to be $6.00 per share as of the Conversion Time;

RESOLVED, FURTHER, that appropriate adjustment shall be made to the applicable conversion or other ratios of the Corporation's outstanding warrants, options or other convertible securities to take account of the change in the outstanding Common Stock resulting from the reverse stock split; and

RESOLVED, FURTHER, that the Conversion Time for the one-for-two reverse split of the issued and outstanding shares of

Common Stock as authorized on July 22, 1992, and approved by the Corporation's stockholders, shall be at the close of business on Monday, November 9, 1992.

* * *

(The Board of Directors provided for a series of Preferred Stock on July 18, 1995 by the addition to the Certificate of Incorporation of provisions which were incorporated in a Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock filed on July 25, 1995, which were later removed by a Certificate of Elimination filed on November 20, 2006):

* * *
(The Board of Directors provided for a series of Preferred Stock on December 21, 2007 by the addition to the Certificate of Incorporation of the following provisions which were incorporated in a Certificate of Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of Series A 8% Cumulative Convertible Preferred Stock filed on December 26, 2007, which were later amended and restated by a Certificate of Amendment filed on April 30 2009, and further amended and restated by a Certificate of Amendment filed July 27,2009. These provisions were later removed by a Certificate of Elimination filed on August 2, 2010)

* * *
(The Board of Directors provided for an additional series of Preferred Stock on June 18, 2010 by the addition to the Certificate of Incorporation of the following provisions which were incorporated in a Certificates of Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of Series B Convertible Preferred Stock  filed on June 22, 2010 and further amended and restated by a Certificate of Amendment filed on June 24, 2013.)

* * *
(The Board of Directors provided for an additional series of Preferred Stock on June 18, 2010 by the addition to the Certificate of Incorporation of the following provisions which were incorporated in a Certificates of Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of Series C Convertible Preferred Stock  filed on June 22, 2010. These provisions were later removed by a Certificate of Elimination filed on June 26, 2013)

1. Designation and Rank.

(a) Designation. The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”). The maximum number of shares of Series B Preferred Stock shall be Twelve Thousand (12,000) Shares.

(b) Rank. The Series B Preferred Stock shall rank prior to the common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank on a parity with or senior to the Series B Preferred Stock (“Junior Stock”). The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends. Whenever the Board of Directors declares a dividend on the Common Stock, each holder of record of a share of Series B Preferred Stock, or any fraction of a share of Series B Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive, out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series B Preferred Stock could be converted on the Record Date, without regard to Section 7 hereof.

 3. Voting Rights.

(a) Class Voting Rights. The Series B Preferred Stock shall have the following class voting rights. The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class, amend, alter or repeal the provisions of the Series B Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock. So long as at least 25% of the shares of the Series B Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class: (i) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Company's Junior Stock; (ii) effect any distribution with respect to any Junior Stock, or (iii) issue any Common Stock or Common Stock equivalent for a per Common Stock share effective price less than $1.35, other than (1) issuances of securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date, provided that such securities have not been amended since the Issuance Date to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; (2) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, but not including a transaction with an entity whose primary business is investing in securities or a transaction, the primary purpose of which is to raise capital; or (3) issuances, pursuant to employee equity compensation plans approved by the Company's shareholders, of options, restricted stock or other forms of equity compensation to employees, officers or directors of the Company, approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of nonemployee directors established for such purpose. For purposes of clause (iii) above, the “per Common Stock share effective price” in the case of any Common Stock equivalent shall be determined by dividing (X) the total amount received or receivable by the Company as consideration for the issue or sale of such Common Stock equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exercise thereof, by (Y) the total maximum number of shares of Common Stock issuable upon the conversion or exercise of all such Common Stock equivalents.

(b) General Voting Rights. Except with respect to transactions upon which the Series B Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above, the Series B Preferred Stock shall have no voting rights. The Common Stock into which the Series B Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

 4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus of any nature, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock, an amount per share of Series B Preferred Stock calculated by taking the total amount available for distribution to holders of all the Company’s outstanding Common Stock before deduction of any preference payments for the Series B Preferred Stock, divided by the total of (x) all of the then outstanding shares of the Company’s Common Stock plus (y) all of the shares of the Company’s Common Stock into which all of the outstanding shares of the Series B Preferred Stock can be converted, and then (z) multiplying the sum so obtained by the number of shares of Common Stock into which such share of Series B Preferred Stock could then be converted (the “Liquidation Preference Amount”). The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall be, at the election of the holders of a majority of the Series B Preferred Stock, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4; provided, however, that any such transaction shall not be deemed to be a liquidation, dissolution or winding up unless such transaction is approved by the Board of Directors of the Company and the holders of the Series B Preferred Stock do not control the Board of Directors. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation pursuant to this Section 4(b), the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein (including any adjustment required under Section 5(c)(v) hereof) and no merger shall result inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series

B Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

 5. Conversion. The holders of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the date of issuance of the Series B Preferred Stock (the “Issuance Date”), the holder of any such shares of Series B Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of Three Thousand Two Hundred Seventy (3,270) shares of Common Stock for each share of Preferred Stock (subject to adjustments set forth in Section 5(c) herein, the “Conversion Rate”). The Company shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon any conversion of the Series B Preferred Stock as provided in Section 5(b) below.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series B Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) with respect to the final conversion of shares of Series B Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within five (5) business days following the date of receipt by the Company of the certificate representing the shares of Series B Preferred Stock being converted, (x) issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, and (y) if the certificate so surrendered represents more shares of Series B Preferred Stock than those being converted, issue and deliver to the holder a new certificate for such number of shares of Series B Preferred Stock represented by the surrendered certificate which were not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company's Failure to Timely Convert. If within five (5) business days of the Company's receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series B Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not so issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the closing bid price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(iv) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

(c) Adjustments of Conversion Rate.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased. Any adjustments under this Section 5(c)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately following the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series B Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (without regard to Section 7 hereof) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(c)(iii) with respect to the rights of the holders of the Series B Preferred Stock.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(c)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(c)(v)), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change (without giving effect to the limitations set forth in Section 7 hereof), all subject to further adjustment as provided herein.

(v)    Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(c)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(c)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made and provision shall be made so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series B Preferred Stock (without regard to Section 7 hereof) into the Company’s Common Stock prior to the Organic Change.

(vi)     Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

     (d) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued.

(e) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g) Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (i) upon hand delivery, telecopy or facsimile at the address or number designated in the Exchange Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express overnight courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice each holder of Series B Preferred Stock at least ten (10) days prior to the date on which the Company takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. Subject to Section 4(c), the Company will also give written notice to each holder of Series B Preferred Stock at least ten (10) days prior to the date on which any Organic Change will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public

(h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(i) Reservation of Common Stock. The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding (without regard to the limitations on conversion set forth in Section 7 hereof).

(j) Retirement of Series B Preferred Stock. Conversion of Series B Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date. The Company shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon complete conversion of the Series B Preferred Stock represented by such certificates. A delivery of original certificates pursuant to Section 5(b)(i) shall be deemed to comply with the requirements of this Section 5(j).

(k) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series B Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(g) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

8. Inability to Fully Convert.

(a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, or (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series B Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice, and with respect to the unconverted Series B Preferred Stock (the “Unconverted Preferred Stock”), the holder, solely at such holder's option, can elect to, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder’s Conversion Notice as to the number of shares of Common Stock the Company is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

(b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Series B Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, and (ii) the number of shares of Series B Preferred Stock which cannot be converted.

9. Automatic Conversion.

(a) Automatic Conversion Events. All outstanding shares of Series B Preferred Stock shall be automatically converted into Common Stock at the Conversion Rate upon the earlier to occur of (i) the closing of a firm commitment underwritten public offering of Common Stock of the Company pursuant to an effective registration statement under Section 5 of the Securities Act in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) from such public offering are at least $10,000,000, or (ii) December 31, 2012 (each, an “ Automatic Conversion Event ”).

(b) Mechanics of Automatic Conversion. Upon the occurrence of an Automatic Conversion Event, the outstanding Series B Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however , that the Company shall not be obligated to issue certificates evidencing the Common Stock issuable upon such conversion unless the certificates evidencing such Series B Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder certifies to the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series B Preferred Stock to the Company or the transfer agent, there shall be issued and delivered to such holder promptly in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were converted on the date on which such automatic conversion occurred, and the Company shall promptly pay in cash (at the fair market value per share of Common Stock determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of shares of Series B Preferred Stock being converted. Until surrendered as provided above, each certificate formerly representing Series B Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

(c) Inability to Convert. Notwithstanding the provisions of Section 9(a) if, upon the occurrence of an Automatic Conversion Event, the Company cannot issue shares of Common Stock to fully effect the conversion for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series B Preferred Stock, or (iii) the conversion would be prohibited by the provisions of Section 7 hereof and such prohibition has not been waived by the holder, then the Company shall issue as many shares of Common Stock as it is able to issue, and with respect to the unconverted Series B Preferred Stock (the “ Unconverted Preferred Stock ”), deliver to the holder a certificate for the shares of the Unconverted Preferred Stock. In the event that the Company is thereafter able to convert the Unconverted Preferred Stock, it shall so notify the holder in writing, and such notice shall be deemed to be an Automatic Conversion Event for purposes of this Section 9.

10. Vote to Change the Terms of Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, shall be required for any change to this Certificate of Designation or the Company’s Certificate of Incorporation that would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock.

11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of such certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

14. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.